Exhibit 2.8


                        JOINT INTEGRATION, MARKETING AND
                             DISTRIBUTION AGREEMENT

        This Joint INTEGRATION Marketing and Distribution Agreement (this "Agreement") is entered into to be effective as of April 30, 1997 (the "Effective Date") by and between Sykes Enterprises, Incorporated ("Sykes") and SystemSoft Corporation ("SystemSoft").

   Recitals

        Sykes is a diversified information technology company which provides a variety of computer-related outsourcing services to hardware and software suppliers and is the owner and developer of "Diagsoft Hardware Diagnostics" and "Sentinel" computer software products (the "Sykes Software"). SystemSoft is the owner, developer and publisher of SystemWizard, a family of computer software products (the "SystemSoft Software"). SystemSoft wishes to integrate the Sykes Software and SystemWizard Client (as such term is defined below) into a new integrated software product to be called "SystemWizard Premiere Software" and to market and distribute SystemWizard Premiere Software under the terms of this Agreement. Sykes wishes to integrate the VoiceView technology portion of SystemWizard Client into ETSC (as such term is defined below) and to integrate SystemWizard Technician (as such term is defined below) into ETSC (as such term is defined below) under the terms of this Agreement. The SystemWizard Premiere Software to be created hereunder will not include "Diagsoft Hardware Diagnostics" or "Sentinel" on a stand-alone basis, and will not include the System Wizard family of computer software products on a stand-alone basis.

   Definitions

        "Diagsoft Hardware Diagnostics" comprises Sykes QA and QA Plus hardware diagnostic and software testing programs.

        "ETSC" comprises ETSC Client and ETSC Server, Sentinel and QA Plus hardware diagnostic and software testing programs.

        "Remote Control" is that portion of the SystemSoft Software which allows one personal computer to control another personal computer.

        "Sentinel" is a Sykes software program that tracks and records changes to software programs and files.

        "Service Offering" is a computer-related outsourcing service which uses Sykes Computer Support Programs.

        "Sykes Computer Support Programs" comprises those products and services which Sykes offers to manufacturers, publishers, corporate entities and other end-users in support of their use of their technology products.

        "Sykes Software" comprises Diagsoft Hardware Diagnostics and Sentinel and modifications and upgrades thereto.

        "SystemWizard Builder" is a software application that provides the means and facilitates the process of adding diagnostic knowledge information to SystemWizard Client and SystemWizard Server, and includes a script editor, a pre-defined database of basic scripts that perform multiple functions and a full set of database management tools.

        "SystemWizard Client" is an integrated end-user application which resides on the personal computer containing an expert system engine that automatically diagnoses and resolves problems, and includes a core knowledge base of generic system, software, and hardware solutions, including the client portion of VoiceView technology.

        "SystemSoft Software" comprises SystemWizard Builder, SystemBuilder Client, SystemBuilder Server and SystemBuilder Technician and modifications and upgrades thereto.

        "SystemWizard Premiere Software" is the combined product of SystemSoft Software and Sykes Software.

        "SystemWizard Server" is a complete set of FTP software programs for dial-up or internet connection including the Distribution Packager software utility for creating knowledge bases for the SystemWizard Client expert system, the File Maintenance Utility for taking SystemWizard Builder knowledge bases and distributing them to the SystemWizard Servers.

        "SystemWizard Technician" is a software application which resides on the Technical Support Representative's machine and utilizes the VoiceView protocol which integrates voice and data over a single telephone line. SystemWizard Technician can connect to the client machine in Rapid Alternating Data Mode (RAD), Modem Data Mode (MDM) and Digital Simultaneous Voice and Data Mode (DSVD) (machine dependent). Once connected, the agent can diagnose system problems and repair software by means of Remote Control.

        "Total Service Solution" is the service/product combination comprised of Service Offering and SystemWizard Premiere Software.

        "VoiceView" is that portion of SystemSoft which integrates voice and data over a single telephone line and which Sykes will use as its voice and data communication technology in its diagnostic and ETSC products.


        FOR GOOD AND VALUABLE CONSIDERATION, and in consideration of the foregoing recitals and the mutual covenants set forth below, Sykes and SystemSoft, intending to be legally bound, hereby agree as follows:

   1.   Integration.

        1.1 Integration. On the terms and conditions set forth in this Agreement, SystemSoft agrees to perform development services to integrate Sykes Software with SystemSoft Software to create "SystemWizard Premiere Software." On the terms and conditions set forth in this Agreement, Sykes agrees to perform development services to integrate SystemWizard Premiere Software with Sykes Computer Support Programs to create "Service Offering." Each party agrees that its respective contributions to the products and services to be developed hereunder will conform both to each party's respective specifications therefore and the specifications for the products and services to be developed hereunder (the"Specifications") and to the delivery schedule (the "Schedule") both as set forth on Exhibit A hereto which shall be completed and attached as mutually agreed upon by the parties hereto within thirty (30) days of the Effective Date, which Exhibit A may be modified from time to time in accordance with Section 1.2 hereof. Each party will be responsible for obtaining all of the technology, labor, materials, tooling and facilities necessary to provide its respective development services hereunder.

        1.2 Changes to Specifications, Modifications and Upgrades. Sykes and SystemSoft agree to cooperate with each other in connection with reasonable requests for modifications to the Specifications, modifications and upgrades to SystemWizard Premiere Software and the Service Offering. If either party requests a modification of the Specifications, or a modification or upgrade to the SystemWizard Premiere Software or the Service Offering that requires substantially more time and/or expense from the developing party than that required of the requesting party, then the developing party will notify the requesting party in writing of the additional time and/or expense that such change requires and the requesting party shall be permitted to withdraw such request. Any modification of the Specifications, any modification or any upgrade to System Wizard Premiere Software or Service Offering must be consented to by both parties, which consent shall not be unreasonably withheld.

   2.   Grant of License.

        A. Sykes hereby grants to SystemSoft a worldwide non-exclusive license in all intellectual property for Sykes Software, including a worldwide non-exclusive copyright license to use, execute, reproduce, display, perform, transfer, transmit, and distribute, use on-line, and make derivative works of Sykes Software solely for purposes of integrating, marketing, distributing and licensing Sykes Software as part of SystemWizard Premiere Software, and the right to authorize a third party to do any of the foregoing solely for the benefit of SystemSoft, all in accordance with the terms of this Agreement. Sykes Software may not be sublicensed, sold or otherwise distributed separately. SystemSoft agrees not to reverse assemble, reverse compile or otherwise translate Sykes Software, by itself, or as a part of SystemWizard Premiere Software. SystemSoft agrees not to use, execute or perform the Sykes Software either alone or with other software, to provide services.

        B. SystemSoft hereby grants to Sykes a worldwide non-exclusive license in all intellectual property for SystemSoft Software, including a worldwide non-exclusive copyright license to use, execute, reproduce, display, perform, transfer, distribute, transmit, use on-line, and make derivative works of SystemSoft Software for the purposes of marketing, distributing and licensing SystemWizard Premiere Software and integrating it into Total Service Solution and for purposes of providing services, including telephone and on-line services using the Total Service Solution, and the right to authorize a third party to do any of the foregoing solely for the benefit of Sykes, all in accordance with the terms of this Agreement. SystemSoft agrees to grant to Sykes a nonexclusive license with respect to SystemWizard Client, SystemWizard Builder, SystemWizard Server and SystemWizard Technician on an as-needed basis with the same license rights as granted for SystemSoft Software, and on the most favorable royalty on which SystemSoft has licensed such products, to be used as a part of Total Service Solution. Neither SystemSoft Software, SystemWizard Technician nor SystemWizard Premiere Software may be sublicensed, sold or otherwise distributed separately.

        C. SystemSoft hereby grants to Sykes a worldwide non-exclusive license in all intellectual property for the human readable source code for SystemWizard Technician and VoiceView (and Remote Control, to the extent SystemSoft is legally authorized to do so) and other documentation associated with such source code (the "Source Code"), including a copyright license to use, execute, reproduce, display, perform and prepare derivative works of the Source Code in exchange for the payment of $2,000,000 upon the execution of this Agreement. Such license shall not be interpreted as granting Sykes any ownership interest in the Source Code or any portion thereof. In the event SystemSoft is unable to deliver Source Code for Remote Control, SystemSoft shall, at its sole cost and expense, modify and create derivative works from such Source Code in accordance with Sykes' specifications and deliver object code functionality that enables Sykes to achieve its Remote Control objectives as specified in Exhibit A hereto. Any resulting intellectual property and derivative works shall be licensed on a world-wide basis, to Sykes for all purposes including the license to use, execute, reproduce, display, perform, transfer, distribute, transmit, use on-line, and make derivative works.

        D. Neither Sykes nor any employee or agent of Sykes shall disclose or cause, suffer or permit to be disclosed the code, documentation or other information contained in the Source Code to any third party without the prior written consent of SystemSoft. Sykes shall preserve the code, documentation or other information contained in the Source Code with the same degree of care and security with which Sykes preserves its own confidential information, but in no event less than a reasonable degree of care and security, and any physical copy or form of the code, documentation or other information contained in the Source Code shall be maintained in a secure, locked facility. Sykes shall not sell, assign, license, distribute, sublicense or otherwise transfer the Source Code.

        E. Sykes shall not, directly or indirectly, use or copy the Source Code to obtain, derive or create the structure, methods or techniques contained in the SystemSoft Software to create a product which performs the functions of the SystemSoft Software or which otherwise competes with the SystemSoft Software.

        F. SystemSoft shall not, directly or indirectly, use or copy Sykes Software to obtain, derive or create the structure, methods or techniques contained in the Sykes Software to create a product which performs the functions of Sykes Software or which otherwise competes with Sykes Software.

        G. Sykes agrees that the Source Code is licensed to Sykes for the sole purpose of integration into ETSC and Service Offering and shall not, directly or indirectly, use (or permit or direct anyone else to use) the Source Code, or any information contained or derived from the Source Code, for the purpose of designing, developing, creating, modifying or upgrading any non-Sykes Software product of any type or description (other than integrating Source Code into Service Offering).

        H. SystemSoft agrees that Sykes Software is licensed to SystemSoft for the sole purpose of being integrated into SystemWizard Premiere Software and shall not, directly or indirectly, use (or permit or direct anyone else to use) Sykes Software, or any information contained or derived from Sykes Software, for the purpose of designing, developing, creating, modifying or upgrading any software product of any type or description (other than integrating Sykes Software and SystemWizard Client into SystemWizard Premiere Software.)

   3.   Exclusive Marketing.

        The SystemWizard Premiere Software shall be marketed as "SystemWizard Premiere Software" and SystemSoft and Sykes shall be the exclusive distributors of SystemWizard Premiere Software.

        Sykes and SystemSoft will each issue press releases to announce the strategic relationship arising under this Agreement; provided, that each party will have the right to approve the form and content of the other party's press release prior to distribution.

        Each party agrees to promote each other's software products and technology services. Each party agrees to support actively the other party's sales and marketing efforts.

        SystemSoft agrees, during the term hereof, to promote actively Sykes computer-related outsourcing services. SystemSoft further agrees that, during the term hereof, it will not promote or recommend any computer-related outsourcing service or create its own outsourcing service which competes with Sykes. SystemSoft shall add messaging in the SystemWizard Premiere Software that distinctively highlights and encourages customers to use Sykes as the service provider for out-of-warranty product and service support. This messaging shall include contact information such as e-mail, phone numbers, and other access means. SystemSoft agrees that such messaging shall be removed from SystemWizard Premiere Software only upon the written request of an OEM.

        Sykes agrees that, during the term hereof, it will not promote, utilize or recommend any call avoidance software (other than knowledge systems, artificial intelligence or bulletin boards) that competes directly with SystemSoft Software. Sykes further agrees not to license Sykes Software for distribution as part of any call avoidance software that competes with SystemWizard.

   4.   Royalties.

        4.1  Royalties.

        A. SystemSoft will pay Sykes a royalty equal to 25% of the Net Revenues attributable to SystemWizard Premiere Software.

        B. Sykes will pay SystemSoft a royalty equal to 25% of the Net Revenues attributable to any Sykes Software product utilizing SystemSoft technology.

        C. Sykes will pay SystemSoft a royalty in connection with the product portion of Total Service Solution which shall be calculated as follows:

             (i) If Total Service Solution uses a SystemSoft Software product, the royalty to be paid to SystemSoft shall be 75% of the Net Revenues attributable to the product portion.

             (ii) If Total Service Solution uses a Sykes Software product, the royalty to be paid to SystemSoft shall be 25% of the Net Revenues attributable to the product portion.

             (iii) In the event that the parties can not agree on the respective values of the technology or services included in the Total Service Solution, the royalty to be paid to SystemSoft shall be based on the most favorable prices charged by each party for such component contributions during the previous calendar year.

        The following example illustrates the operation of Section 4.1.C hereof:

   Total Service Solution (price)                                 $50.00
   Service component (100% Sykes)                                 $45.00
   Product component (allocated)                                   $5.00


   Allocation:                               Sykes              SystemSoft
    If Section 4.1.A applies:                $1.25                  $3.75
    If Section 4.1.B applies:                $3.75                  $1.25
    If Section 4.1.C applies:                Most favorable pricing


        "Net Revenues" means the actual gross receipts derived from all sources whatsoever, less any sales, use, excise or other taxes (other than taxes on income), allowances for returns, defects, replacements or other rebillable items. If SystemWizard Premiere Software is distributed in a single package with other software products that do not contain SystemWizard Premiere Software for a single price (including, without limitation, SystemSoft Software), the Net Revenue attributable to SystemWizard Premiere Software will be determined by prorating the receipts from the sale or license of the single package according to the suggested price of the software, or if no suggested price is announced, the values mutually established for SystemWizard Premiere Software and such other products, whether or not such products are distributed separately, provided that such values are reasonably related to the values or cost of the separate products. Net Revenues will not include any receipts from copies of SystemWizard Premiere Software supplied for promotional purposes to the press, trade, sales representatives or potential customers for SystemWizard Premiere Software. Amounts received as deposits or advances will not be deemed to have been received until shipment of SystemWizard Premiere Software to the party making the deposits or advances have been made against such deposits or advances. Partial payments of an invoice will be prorated over all products included in the invoice. Amounts received in foreign currencies will be deemed converted into U.S. Dollars.

        4.2 Commission. Sykes agrees to pay to SystemSoft 3% of the first year Net Revenues of each contract derived from any Sykes Service Offering which SystemSoft actively assists Sykes in selling. Such fee will be paid by Sykes upon the commencement of each such Sykes contract based on estimated Net Revenues to be paid to Sykes during the first full year thereof. Notwithstanding anything else in this Agreement to the contrary,
   (i) commissions under this Section 4.2 shall accrue and be payable to SystemSoft only after the first $70,000,000 of Net Revenue is received by Sykes in connection with Service Offering, (ii) no commissions shall accrue or be payable and no Net Revenue shall be attributable to contracts under this Section 4.2 with entities with which Sykes has a pre-existing contractual relationship or written proposal or which SystemSoft did not actively assist Sykes in the sales function, as determined by Sykes in its sole discretion, and (iii) at the end of the first full year of each contract under this Section 4.2, Sykes and SystemSoft shall calculate the commissions to be paid hereunder based on actual Net Revenues paid to Sykes and shall make appropriate compensating payments. Under no circumstances shall any commissions accrue or be payable to SystemSoft for periods other than the first full year of each such contract hereunder.

        4.3 Quarterly Payments: All royalty and commission payments owed by one party to the other under this Agreement will be payable in U.S. Dollars on a SystemSoft fiscal-quarterly basis within thirty (30) days after the end of each such quarter based on Net Revenues received during such quarter.

        4.4 Reports of Royalty Payments. Each party shall deliver to the other, along with its payment of royalties due for each SystemSoft fiscal quarter, a written report showing, in reasonable detail, its calculation of royalties payable with respect to such quarter. The parties shall maintain such books and records as are necessary to properly calculate the amounts of royalties to be paid pursuant to this Agreement. An independent certified public accountant selected by one party and reasonably acceptable to the other (the paying party) may, upon reasonable notice and during normal business hours, but no more often than once each quarter, inspect the records of the paying party on which such reports are based. Any information revealed in such inspection shall be kept confidential and not disclosed to anyone, except to the extent necessary to identify to the parties or any fact finder in any action instituted to enforce the terms of this Agreement. The paying party's determination of the payments due under this Agreement will be deemed final and conclusive unless, within twelve (12) months from the date of payment thereof, the receiving party notifies the paying party in writing of any error in such payments. The fees and expenses of the independent certified public accountant shall be paid by the party initiating the inspection, unless the inspection uncovers an underpayment for the SystemSoft fiscal quarter in question in excess of 5% of the amount actually paid for such quarter, in which case the fees and expenses of such accountant shall be borne by the party liable for such underpayment.

        4.5 Review Meetings. At a minimum, each SystemSoft fiscal quarter, Sykes and SystemSoft will conduct a joint meeting during which revenue forecasts, account status, implementation, share call reports and other relevant information regarding SystemWizard Premiere Software shall be discussed. At the request of either party, such meetings shall be held more frequently. The location of the joint meeting shall be mutually agreeable to the parties, or may be conducted by telephone.

        4.6 Credit for Development Work. Each party shall be entitled (pro rata in accordance with amounts actually expended) to a credit against 10% of each royalty payment due under Section 4.1 for amounts actually expended by such party for providing technology, labor, materials, tooling and facilities necessary to provide development services pursuant to
   Section 1.1 hereof. Any personnel charges shall be based on the burdened cost of providing such services and shall be agreed to by both parties.

        4.7 No Refunds. No amounts paid hereunder are refundable unless specifically provided for in this Agreement.

   5. Support. Each party will be responsible for providing all reasonably requested support with respect to sales and marketing of System Wizard Premiere Software and Service Offering hereunder.

   6. Upgrades. The technology licenses granted under this Agreement shall be deemed to include and cover all upgrades, modifications and enhancements of such licensed technology which SystemSoft or Sykes generally makes available to any of its customers. Royalties will be paid on such upgrades, modifications and enhancements in accordance with the provisions of Section 4.1.

   7. Viruses. Sykes and SystemSoft shall execute a mutually agreed-upon "virus scanning" software prior to releasing or delivering any software to each other. The party receiving such software shall undertake to verify the absence of viruses immediately upon receipt of such software.

   8. Ownership. Sykes is and shall be the owner of all right, title and interest in and to Sykes Software and any and all upgrades and improvements thereto and derivative works thereof made by either party and all Sykes trademarks, trade names and copyrights. SystemSoft is and shall be the owner of all right, title and interest in and to SystemSoft Software and any and all upgrades and improvements thereto and derivative works thereof made by either party and all SystemSoft trademarks, trade names, and copyrights. Each party hereto shall retain sole and exclusive ownership of its respective contribution to SystemWizard Premiere Software and Total Service Solution. Except as expressly set forth herein, nothing contained in this Agreement shall be deemed to transfer either party's ownership, licensing or any other interest in their software to the other party.

   9. Warranties. Each party warrants to the other that (a) it has the right to enter into and perform its obligations under this Agreement, (b) its respective software is, and any modifications and upgrades will be, the original creation of such party, and such party is the sole and exclusive owner of such software and will be the sole and exclusive owner of any modifications and upgrades to such software, or such party has the rights to grant licenses for such software as granted to the other party under this Agreement, (c) the grant to and exercise of any and all of the rights set forth in this Agreement do not and will not violate the patent rights, copyrights, trade secret rights, trademark rights or other proprietary, contractual or other rights of any third party, (d) there are no claims pending or threatened with respect to such software and there is no reasonable basis for any such claims, and (e) it has the full power and authority to enter into this Agreement and to grant the rights and fulfill the obligations set forth herein.

   EXCEPT AS PROVIDED ABOVE, SYKES AND SYSTEMSOFT HEREBY DISCLAIM ALL EXPRESS AND IMPLIED WARRANTIES WITH RESPECT TO THE THEIR RESPECTIVE SOFTWARE, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. REGARDLESS OF THE TYPE OF CLAIM, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ECONOMIC CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS) OR INCIDENTAL DAMAGES, EVEN IF INFORMED THAT THEY MAY OCCUR.

   10. Indemnification. Each party (the "Indemnifying Party") will indemnify and hold the other (the "Indemnified Party") harmless, and at the Indemnified Party's request, defend it and its directors, officers, employees, and agents from any claims, liabilities, damages, costs and expenses (including reasonable attorney's fees and costs of suit) to the extent they arise out of a breach of any of the warranties set forth in
   Section 9 hereof. The Indemnified Party must give prompt written notice of any indemnified claim, liability, damage, cost or expense to the Indemnifying Party and the Indemnified Party must cooperate fully with the Indemnifying Party in any defense. Neither party will be liable for any settlement that it has not approved in writing. If a party is not controlling the defense, it has the right to participate in the defense and be represented by its own counsel. The amount of any indemnification may be offset against any amounts owed to the other party hereunder. If a claim, demand or suit alleging infringement with respect to SystemWizard Premiere Software, Sykes Software, or SystemSoft Software is brought, the party licensing that software shall have the option at its expense to
   (a) modify the affected software to avoid the allegation of infringement,
   (b) obtain a license to continue use of the affected software, or (c) if neither (a) nor (b) are reasonably practical in the licensing party's discretion, terminate this Agreement, subject to the indemnity granted pursuant to this Section 10.

   11.  Term and Termination.

        11.1 Term. The initial term of this Agreement shall commence on the Effective Date hereof and shall terminate upon the expiration of three
   (3) years. At the end of such initial term and each successive term thereafter, this Agreement will automatically renew for successive one-year terms, unless either party terminates this Agreement in writing at least four (4) months prior to the next anniversary of the Effective Date.

        11.2 Termination. Notwithstanding Section 11.1, this Agreement may be terminated immediately by either party upon written notice to the other party after the occurrence of any of the following events:

             (a) if the other party is dissolved, liquidated, files for bankruptcy, makes an assignment for the benefit of its creditors, or otherwise ceases to do business in the ordinary course as contemplated by this Agreement, or

             (b) if the other party fails to perform or observe any material term, covenant or provision contained in this Agreement to be performed or observed by that party and such failure remains unremedied for the applicable cure period (which shall be fifteen (15) calendar days, in the case of a failure to make a required payment or deliver conforming deliverables, or thirty (30) calendar days for other breaches) after written notice to the breaching party, which notice shall provide in reasonable detail, a description of the alleged breach and the requested cure for such breach.

        11.3 License After Termination. Following termination or expiration of this Agreement, each party, provided there is no uncured breach of this Agreement, may continue to enjoy the benefits of a license of the other party's software pursuant to the terms of this Agreement, subject to the payment of royalties as set forth in Section 4.1.

   12. Confidentiality. Each party acknowledges that (a) Sykes Software and SystemSoft Software are confidential and (b) in the course of the relationship contemplated by this Agreement, it may receive information that is confidential and proprietary to the other. Each party agrees not to use such information except as permitted in this Agreement and not to disclose such information to third parties. Such confidential and proprietary information consists of the terms of this Agreement, the parties' current and future business plans, information that is stamped or marked as confidential by such party and any other information disclosed by such party if, within thirty (30) days of disclosure, whether orally or by way of written documents, such party identifies by written notice to the other the confidential nature of such information. The foregoing restrictions will not apply to information that (a) has been independently developed other than pursuant to this Agreement, (b) has become publicly known through no wrongful act of the party wishing to make use of such information, (c) has been rightfully received from a third party authorized to make such disclosure without restriction, (d) has been approved for release in writing, or (e) is required to be disclosed by law, provided that the party required to make such disclosure shall be required to make reasonable efforts, consistent with applicable law, to limit the scope and nature of such required disclosure and to provide the other party with prompt notice of such required disclosure and to afford that party the opportunity to seek an appropriate protective order.

        Sykes and SystemSoft each hereby acknowledge that the software of the other, including the object code version of the software, the source code and the terms and conditions of this Agreement contain valuable information belonging to the other party, that is confidential in nature. Sykes and SystemSoft also acknowledge that unauthorized disclosure of this information would cause irreparable damage. Sykes and SystemSoft agree not to release, disclose or otherwise permit access to such confidential information or to use the information in such a way that other parties can gain unauthorized access to such confidential information.

   12. Notices. Notices to either party shall be in writing and shall be deemed delivered when served in person or three business days after being deposited in the United Sates Mail, first class, certified mail, postage prepaid, return receipt requested or one business day after being dispatched by a nationally recognized one-day express courier service addressed as follows:

        To Sykes:                Sykes Enterprises, Incorporated
                                 100 North Tampa Street
                                 Suite 3900
                                 Tampa, FL 33602
                                 Attention:  General Counsel

             Additional Copy to: David Garner, Senior Vice President



   To SystemSoft:                SystemSoft Corporation
                                 2 Vision Drive
                                 Natick, Massachusetts  01760
                                 Attention:  General Counsel

             Additional Copy to: Robert F. Angelo, CEO, President and
   Chairman

   14. No Agency. This Agreement does not constitute and shall not be construed as constituting any agency relationship, partnership or joint venture between Sykes and SystemSoft. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to third persons.

   15. Non-Assignability. This Agreement shall bind and inure to the benefit of both parties, and neither party shall have the right to assign this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld, except either party may assign this Agreement without the prior written consent of the other party in the event of a merger or other reorganization of the assigning party, or sale of all or substantially all of the assigning party's assets, provided, however, that any such transaction involving a direct competitor of the non-assigning party shall require the non-assigning party's prior written consent, which may be withheld in its sole discretion.

   16. Governing Law. This Agreement will be governed and interpreted in accordance with the substantive laws of the State of Florida, without regard to conflict of law rules.

   17.  Venue and Jurisdiction.

             (a) SystemSoft hereby irrevocably and unconditionally agrees that any suit, action, or other legal proceeding arising out of or in connection with this Agreement which is instituted by SystemSoft against Sykes and/or any Sykes representative shall be brought in the courts of record located in Hillsborough County, Florida or the courts of the United States located in said county, consents to the jurisdiction of each such court in any such suit, action, proceeding, and waives any objection to the venue of any such suit, action or proceeding in any of such courts.

             (b) Sykes hereby irrevocably and unconditionally agree that any suit, action, or other legal proceeding arising out of or in connection with this Agreement which is instituted by Sykes against SystemSoft and/or any SystemSoft representative shall be brought in the courts of record located in Suffolk County, Massachusetts or the courts of the United States located in said county, consents to the jurisdiction of such court in any such suit, action or proceeding, and waives any objection to the venue of any such suit, action, or proceeding in any of such courts.

   18. Export Regulations. Sykes and SystemSoft acknowledge that the Export Administration Regulations of the Department of Commerce of the United States may prohibit the export of specific software to certain countries and agree to conform to these regulations. Each party shall indemnify the other against any loss related to such party's failure to conform to such regulations.

   19. Entire Agreement; Amendment. This Agreement is the entire and only agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous oral or written proposals, term sheets, negotiations, conversations and other communications between the parties. Any waiver, variation or amendment of any term or condition of this Agreement shall be effective only if signed by authorized representatives of both parties.

   20. Attorneys' Fees. In the event of any litigation under this Agreement, the prevailing party shall be paid all costs and attorneys' fees for all proceedings, trials and appeals.

   21. Severability. If any one or more of the provisions of this Agreement or any part or parts thereof shall be declared or adjudged to be illegal, invalid, or unenforceable under any applicable law, such illegality, invalidity, or unenforceability shall not void or otherwise affect the remainder of this Agreement, and this Agreement shall be construed as if such illegal, invalid or unenforceable provisions were omitted.

   22. Waiver. The failure of either party hereto to enforce any provision contained herein shall not be deemed as waiving a default, or as waiving any of the rights or remedies of such party. Any action by either party hereto to enforce this Agreement shall not be deemed as waiving any other rights or remedies of such party.

   23. Construction. Section headings are for the purpose of identification only and are not considered a substantive part of this Agreement.


   IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.




   SYKES ENTERPRISES, INCORPORATED        SYSTEMSOFT CORPORATION


   By: /s/ John L. Crites, Jr.            By: /s/ Paul J. Pedevillano
       John L. Crites, Jr.                    Paul J. Pedevillano
       Vice President and General Counsel     Vice President

                                     Exhibit A
                                   Specifications
                                       and
                                Delivery Schedule